Exhibit 10.2

AMENDMENT TO EMPLOYMENT AGREEMENT
WITH SCOTT D. PETERS
     THIS AMENDMENT (this “Amendment”), effective as of May 20, 2010, by and between Healthcare Trust of America, Inc., a Maryland corporation (the “Company”), and Scott D. Peters (“Executive”), amends that certain Employment Agreement, dated as of July 1, 2009, by and between the Company and Executive (the “Employment Agreement”).
     In consideration of the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree to amend the Employment Agreement as follows:
     1. The subsection of Section 5 entitled “Equity Compensation — Annual Share Grants” is hereby deleted in its entirety and replaced with the following:
“Equity Compensation — Annual Share Grants
          The Executive previously received a grant of 40,000 restricted Shares (the “Original Restricted Shares”), as set forth in the Initial Agreement. Such Original Restricted Shares shall vest in the time and manner set forth on that certain Restricted Stock Agreement dated November 14, 2008. The Original Restricted Shares were granted pursuant to, and will remain subject to the terms and conditions of the Plan.
          Subject to the approval of the Board of Directors and the conditions and restrictions herein, the Company will grant to the Executive an additional 100,000 restricted Shares of the Company’s Common Stock on the Effective Date and, for so long as the Executive remains employed by the Company, the Company will further grant 120,000 restricted Shares of the Company’s Common Stock on each of the first three (3) anniversaries of the Effective Date, for a total of 460,000 restricted Shares of the Company’s Common Stock (individually, the “Annual Restricted Shares”).
          Each such grant of Annual Restricted Shares will vest and become non-forfeitable in equal annual installments during the balance of the term of this Agreement as follows: first on the date of each applicable grant and thereafter on each of the remaining anniversaries of the Effective Date, as applicable, until all shares are fully vested. The Annual Restricted Shares shall be granted pursuant to, and will be subject to the terms and conditions of, the Plan, this Agreement and the Company’s standard Restricted Stock Agreement. If there is any inconsistency or ambiguity among the Initial Agreement, this Agreement, the Plan or the Restricted Stock Agreement, the Plan shall prevail.
          Notwithstanding the foregoing, the Executive may in his sole discretion elect to receive a cash award in lieu of up to one-half of each grant of Annual Restricted Shares (i.e., up to 50,000 Shares with respect to the grant on the Effective Date and up to 60,000 Shares with respect to each subsequent grant of

Annual Restricted Shares). Any cash award issued pursuant to such an election will be subject to the same vesting schedule as the foregone Annual Restricted Shares and will pay out in an amount equal to the fair market value of the foregone Annual Restricted Shares on the vesting date. The Company will pay interest at a rate equal to the then-current distribution rate paid by the Company on its Common Stock, if any, on any such cash award, and any amount earned in interest on such cash award(s) will be accumulated and distributed to the Executive within thirty (30) days after the end of the restricted period for the respective portion of the cash award on which the interest was originally accrued. The Executive must make such election in writing prior to the first grant of the Annual Restricted Shares. Thereafter, such election must be made in writing five (5) days prior to the grant to which it relates.”
     2. Except as expressly amended hereby, the Employment Agreement shall be and remain unchanged and the Employment Agreement as amended hereby shall remain in full force and effect.
     IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

HEALTHCARE TRUST OF AMERICA, INC.
By:	/s/ Gary T. Wescombe
	Name:	Gary T. Wescombe
	Title:	Chairman of Compensation Committee

EXECUTIVE:
/s/ Scott D. Peters
Scott D. Peters